EXHIBIT 99.1

Press Release

For Immediate Release

Acquisition of the Sponsor of the iShares Diversified

Alternatives Trust is Completed

San Francisco, CA, December 1, 2009 - Today the previously announced transaction between Barclays PLC, the ultimate parent company of (i) Barclays Global Investors, N.A., the Trustee (the “Trustee”) of the iShares Diversified Alternatives Trust (the “Trust”); (ii) Barclays Global Investors International Inc., sole member of and manager of the iShares Delaware Trust Sponsor (the “Sponsor”); and (iii) Barclays Global Fund Advisors (the “Advisor”) of the Trust, and BlackRock, Inc. (the “BlackRock Transaction”) was consummated. The BlackRock Transaction included the acquisition of the Trustee, the Sponsor, and the Advisor of the Trust and certain of their affiliated companies by BlackRock, Inc.

In connection with the BlackRock Transaction, the name of the Trustee was changed to BlackRock Institutional Trust Company, N.A., the name of the Sponsor’s sole member and manager was changed to BlackRock Asset Management International Inc. and the name of the Advisor was changed to BlackRock Fund Advisors. The name of the Sponsor did not change.

It is not expected that the BlackRock Transaction will materially affect the Trust, its shareholders, or an investment in its shares.

Contacts for Press:

Lance Berg	415.670.2045	lance.berg@blackrock.com
Christine Hudacko	415.670.2687	christine.hudacko@blackrock.com

All Other Inquiries:

www.ishares.com or 1-800-iSHARES (1-800-474-2737)

The iShares® Diversified Alternatives Trust (the “Trust”) is a commodity pool as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. The Sponsor of the Trust is iShares Delaware Trust Sponsor LLC (the “Sponsor”), a commodity pool operator (“CPO”) registered with the CFTC. BlackRock Fund Advisors (“BFA”) serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC. There may be conflicts of interest between you and the Sponsor, BITC, BFA and their respective affiliates. Neither BFA nor its affiliates has prior experience as advisor to or manager of a commodity fund such as the Trust. BlackRock Fund Distribution Company (“BFDC”), a broker-dealer and FINRA member, provides promotional support to the Trust. BFA is a subsidiary of BlackRock Institutional Trust Company, N.A. (“BITC”), a national banking association and the Trustee of the Trust. The Sponsor, BFDC, and BITC are affiliates of BlackRock, Inc. The Trust is not an investment company registered under the Investment Company Act.

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The price of the shares of the Trust will fluctuate as a result of fluctuations in the prices of any (1) foreign currency forward contracts, (2) exchange traded futures contracts held by the Trust and (3) commodities, currencies, interest rates, or eligible stock or bond indices underlying the futures and/or forward contract positions held by the Trust. Futures and forward contracts are volatile and even a small price movement may result in large losses. Commodity prices, currencies, interest and exchange rates and stock or bond indices may be volatile, thereby creating the potential for losses. The Trust will trade in forward contracts that are not traded on regulated exchanges and, therefore, offer different or lower level of protections to investors. The Trust’s use of leverage and/or short positions will involve special risks, including potentially high volatility, and any investment in the Trust should be considered to be speculative. The return on assets in the portfolio, if any, will not be intended to track the performance of an index or other benchmark and will be reduced by applicable fees. There is no assurance that the Trust will achieve its investment objectives.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Trust’s assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 100,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. The Trust has no operating history. Therefore, there is no performance history to serve as a factor for evaluating an investment in the shares.

The iShares Diversified Alternatives Trust issues shares representing fractional undivided beneficial interests in its net assets. The Trust is registered under the Securities Act of 1933 of the United States but is not registered for distribution, or traded, anywhere outside the United States.

If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the iShares Diversified Alternatives Trust, carefully read the prospectus.

An investment in the Trust is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

©2009 BITC. All rights reserved. iShares® is a registered trademark of BITC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. iS-1866-1209

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